Exhibit 99.3

CYRUSONE INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2015 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2015 and for the year ended December 31, 2014 have been derived from the historical consolidated financial statements of CyrusOne Inc. (together with its subsidiaries, the “Company”) and Cervalis Holdings LLC (“Cervalis”), as adjusted to give effect to the merger of Cervalis with a wholly owned subsidiary of CyrusOne LP (the “Merger”) and the incurrence of additional debt under CyrusOne LP’s senior unsecured revolving credit facility and senior unsecured term loan (collectively, the “Transactions”), and are intended to reflect the impact of the Transactions on the Company on a pro forma basis as of and for the periods indicated. The Unaudited Pro Forma Condensed Combined Financial Information does not give effect to any potential additional permanent financing of the Merger.

The Unaudited Pro forma Condensed Combined Financial Information has been prepared by the Company using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the Merger are based on a preliminary estimate of fair value using assumptions described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information that the Company believes are reasonable.

The final purchase price allocation for the Transactions will be performed as soon as practicable after the closing of the Merger and will depend on final asset and liability valuations, which may depend in part on prevailing market rates and conditions. These final valuations will be based on the actual net tangible and intangible assets that exist as of the closing of the Merger. Any final adjustments may change the allocations of the purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the Unaudited Pro Forma Condensed Combined Financial Information, including the amount of goodwill. Therefore, the result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

The following Unaudited Pro Forma Condensed Combined Financial Information is based on, and should be read in conjunction with:

•                 The historical audited consolidated and combined financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission (“SEC”) on February 27, 2015;

•                 The historical unaudited condensed consolidated interim financial statements of the Company and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its quarterly report on Form 10-Q for the three months ended March 31, 2015, as filed with the SEC on May 08, 2015;

•                 The historical audited consolidated balance sheet of Cervalis as of December 31, 2014 and the consolidated statements of operations and members’ deficit and cash flows for the year ended December 31, 2014 (included as Exhibit 99.2 to the Current Report on Form 8-K of which this financial information forms an exhibit); and,

•                 The historical unaudited consolidated balance sheet of Cervalis as of March 31, 2015 and the consolidated statements of operations and members’ deficit and cash flows for the three months ended March 31, 2015 (included as Exhibit 99.1 to the Current Report on Form 8-K of which this financial information forms an exhibit).

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the Transactions as if they had been consummated on March 31, 2015 and includes pro forma adjustments for preliminary valuations by management of certain tangible and intangible assets.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2014 combines the Company’s historical results for the year ended December 31, 2014 with Cervalis’ historical results for the year ended December 31, 2014 and the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2015 combines the Company’s historical results for the three months ended March 31, 2015 with Cervalis’ historical results for the three months ended March 31, 2015. The Unaudited Pro Forma Condensed Combined Statements of Operations gives effect to the Transactions as if they had been consummated on January 1, 2014.

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared to reflect adjustments to the Company’s historical consolidated financial information that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the Unaudited Pro Forma Condensed Combined Statement of Operations, expected to have a continuing impact on the combined results. The differences between the actual valuations reflected in the Company’s future balance sheets and the current estimated valuations used in preparing the Unaudited Pro Forma Condensed Combined Financial Information may be material and may affect amounts, including depreciation and amortization expense, which the Company will recognize in its statement of operations following the Merger.

The Unaudited Pro Forma Condensed Combined Financial Information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that actually would have been achieved if the Transactions had occurred on the dates indicated or that may be achieved in future periods. The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the financial statements of the Company and Cervalis. It also does not reflect any cost savings, operating synergies or revenue enhancements that the Company may achieve with respect to combining the companies or costs to integrate the business or the impact of any non-recurring activity and any one-time transaction related costs. Synergies and integration costs have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

CYRUSONE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2015

	Historical
(in millions, except for shares and per share amounts)	CyrusOne Inc.	Cervalis Holdings LLC (See Note 3)	Pro Forma Adjustments	Note Reference	Pro Forma Combined Company
Assets
Investment in real estate:
Land	$93.0	$—	$—		$93.0
Buildings and improvements	820.8	112.0	(52.9)	4(b)	879.9
Equipment	382.7	119.7	(19.1)	4(b)	483.3
Construction in progress	121.0	38.2	(2.0)	4(b)	157.2
Subtotal	1,417.5	269.9	(74.0)		1,613.4
Accumulated depreciation	(350.1)	(88.9)	88.9	4(b)	(350.1)
Net investment in real estate	1,067.4	181.0	14.9		1,263.3
Cash and cash equivalent	26.0	4.4	(20.4)	4(a)	10.0
Rent and other receivables, net of allowance for doubtful accounts	53.9	5.6	—		59.5
Goodwill	276.2	—	190.1	4(b)	466.3
Intangible assets, net of accumulated amortization	65.3	—	121.6	4(b)	186.9
Due from affiliates	1.4	0.3	—		1.7
Other assets	86.4	16.4	(1.3)	4(b), 4(c)	101.5
Total assets	$1,576.6	$207.7	$304.9		$2,089.2
Liabilities and equity
Accounts payable and accrued expenses	$67.1	$7.8	$—		$74.9
Deferred revenue	65.5	8.7	(1.3)	4(b)	72.9
Due to affiliates	9.1	—	—		9.1
Capital lease obligations	12.6	1.4	—		14.0
Long-term debt	679.8	168.2	222.0	4(c)	1,070.0
Other financing arrangements	51.3	100.3	15.5	4(b)	167.1
Total liabilities	885.4	286.4	236.2		1,408.0
Equity
Common stock	0.4	—	—		0.4
Additional paid in capital	518.9	—	—		518.9
Accumulated deficit	(72.5)	(78.7)	72.7	4(c), 4(d)	(78.5)
Accumulated other comprehensive loss	(0.6)	—	—		(0.6)
Total shareholder’s equity	446.2	(78.7)	72.7		440.2
Noncontrolling Interest	245.0	—	(4.0)	4(e)	241.0
Total equity	691.2	(78.7)	68.7		681.2
Total liabilities and equity	$1,576.6	$207.7	$304.9		$2,089.2

CYRUSONE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2015

	Historical
		Cervalis Holdings			Pro Forma
		LLC	Pro Forma		Combined
(in millions, except for shares and per share amounts)	CyrusOne Inc.	(See Note 3)	Adjustments	Note Reference	Company
Revenue	$85.7	$20.4	$(0.1)	5(a)	$106.0
Costs and expenses:
Property operating expenses	32.3	9.2	—		41.5
Sales and marketing	2.9	0.7	—		3.6
General and administrative	9.1	0.9	—		10.0
Depreciation and amortization	31.1	5.7	(0.1)	5(b)	36.7
Transaction costs	0.1	0.1	—		0.2
Asset impairments	8.6	—	—		8.6
Total costs and expenses	84.1	16.6	(0.1)		100.6
Operating income	1.6	3.8	—		5.4
Interest expense	8.4	4.5	(1.4)	5(d), 5(e)	11.5
Net (loss) income before taxes	(6.8)	(0.7)	1.4		(6.1)
Income tax expense	(0.4)	—	(0.2)	5(f)	(0.6)
Net loss	(7.2)	(0.7)	1.2		(6.7)
Noncontrolling interest in net loss	(2.9)	—	0.2	5(g)	(2.7)
Net loss attributed to common shareholders	$(4.3)	$(0.7)	$1.0		$(4.0)
Basic weighted average common shares outstanding	36.9				36.9
Diluted weighted average common shares outstanding	36.9				36.9
Loss per share - basic and diluted	$(0.12)				$(0.11)
Dividend declared per share	$0.315				$0.315

CYRUSONE INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2014

	Historical
		Cervalis Holdings			Pro Forma
		LLC	Pro Forma		Combined
(in millions, except for shares and per share amounts)	CyrusOne Inc.	(See Note 3)	Adjustments	Note Reference	Company
Revenue	$330.9	$69.0	$(0.9)	5(a)	$399.0
Costs and expenses:
Property operating expenses	124.5	29.2	—		153.7
Sales and marketing	12.8	2.9	—		15.7
General and administrative	34.6	3.7	—		38.3
Depreciation and amortization	118.0	21.4	—	5(b), 5(c)	139.4
Transaction costs	1.0	0.3	—		1.3
Total costs and expenses	290.9	57.5	—		348.4
Operating income	40.0	11.5	(0.9)		50.6
Interest expense	39.5	17.9	(5.4)	5(d), 5(e)	52.0
Loss on extinguishment of debt	13.6	—	—		13.6
Net loss income before taxes	(13.1)	(6.4)	4.5		(15.0)
Income tax expense	(1.4)	—	(0.8)	5(f)	(2.2)
Net loss	(14.5)	(6.4)	3.7		(17.2)
Noncontrolling interest in net loss income	(6.7)	—	(1.2)	5(g)	(7.9)
Net loss income attributed to common shareholders	$(7.8)	$(6.4)	$4.9		$(9.3)
Basic weighted average common shares outstanding	29.2				29.2
Diluted weighted average common shares outstanding	29.2				29.2
Loss per share - basic and diluted	$(0.30)				$(0.35)
Dividend declared per share	$0.84				$0.84

CYRUSONE INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.              Description of Transaction

On April 28, 2015, CyrusOne LP entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for the acquisition of Cervalis Holdings LLC (“Cervalis”) by CyrusOne LP (the “Merger”). Upon completion of the Merger, Cervalis will be an indirect, wholly-owned subsidiary of CyrusOne Inc. In consideration for the Merger, CyrusOne LP will pay $400.0 million, subject to working capital and net debt adjustments and excluding transaction-related expenses, in an all cash transaction. In addition, the Company agreed to assume approximately $122.2 million of indebtedness and financing obligations. The Unaudited Pro Forma Condensed Combined Financial Information assumes that the net purchase price will be paid using cash obtained under CyrusOne LP’s senior unsecured revolving credit facility and senior unsecured term loan. The Unaudited Pro Forma Condensed Combined Financial Information does not give effect to any potential additional permanent financing of the Merger.

2.              Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the audited and unaudited consolidated financial statements of Cervalis included as exhibits to this Current Report on Form 8-K, as well as the Company’s audited and unaudited consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015.

The Unaudited Pro forma Condensed Combined Financial Information has been prepared by the Company using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the Merger are based on a preliminary estimate of fair value using assumptions described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information that the Company believes are reasonable.

The final purchase price allocation for the Merger will be performed as soon as practicable after the closing of the Merger and will depend on final asset and liability valuations, which may depend in part on prevailing market rates and conditions. These final valuations will be based on the actual net tangible and intangible assets that exist as of the closing of the Merger. Any final adjustments may change the allocations of the purchase price, which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a change to the Unaudited Pro Forma Condensed Combined Financial Information, including the amount of goodwill. Therefore, the result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

The Unaudited Pro Forma Condensed Combined Financial Information included herein has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

The Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations as of and for the three months ended March 31, 2015 were derived from CyrusOne Inc.’s unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2015 and from Cervalis’ unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2015, respectively.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2014 was derived from CyrusOne Inc.’s audited consolidated statement of operations for the year ended December 31, 2014 and from Cervalis’ audited consolidated statement of operations for the year ended December 31, 2014.

3.              Reclassifications of Historical Cervalis

Financial information presented in the “Historical Cervalis Holdings LLC” columns in the Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations represents the historical balance sheet of Cervalis as of March 31, 2015 and the historical statement of operations of Cervalis for the year ended December 31, 2014 and for the three months ended March 31, 2015, respectively. Such financial information has been reclassified or classified to conform to the historical presentation in the Company’s consolidated financial statements as set forth below. Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Cervalis.

	Before Reclassification	Reclassification Amount	#	After Reclassification
Balance Sheet
Net investment in real estate	$181.0	$(181.0)	(1)	$—
Buildings and improvements	—	112.0	(1)	112.0
Equipment	—	119.7	(1)	119.7
Construction in progress	—	38.2	(1)	38.2
Accumulated depreciation	—	(88.9)	(1)	(88.9)
Rent and other receivables, net of allowance for doubtful accounts	5.6	—	(2)	5.6
Note receivable	0.3	(0.3)	(2)	—
Due from affiliates	—	0.3	(2)	0.3
Prepaid expenses	1.6	(1.6)	(3)	—
Other assets	0.5	15.9	(3)	16.4
Deferred costs	0.8	(0.8)	(3)	—
Long-term portion of other assets	1.9	(1.9)	(3)	—
Long-term portion of note receivable	2.4	(2.4)	(3)	—
Rental security deposits	7.5	(7.5)	(3)	—
Long-term portion of deferred costs	1.7	(1.7)	(3)	—
Accounts payable and accrued expenses	2.0	5.8	(4)	7.8
Accrued expenses	3.8	(3.8)	(4)	—
Accrued fixed assets	0.6	(0.6)	(4)	—
Note payable	5.5	(5.5)	(5)	—
Deemed landlord financing	2.4	(2.4)	(6)	—
Deferred revenue	8.0	0.7	(7)	8.7
Capital lease obligations	0.5	0.9	(8)	1.4
Long-term portion of accrued expenses	1.4	(1.4)	(4)	—
Long-term debt	162.7	5.5	(5)	168.2
Other financing arrangements	97.9	2.4	(6)	100.3
Long-term portion of capital leases	0.9	(0.9)	(8)	—
Long-term portion of deferred revenue	0.7	(0.7)	(7)	—
Statement of Operations - For the Year Ended December 31, 2014
Cost of services	$50.6	$(50.6)	(1)	$—
Property operating expenses	—	29.2	(1)	29.2
General and administrative	4.0	(0.3)	(2)	3.7
Depreciation and amortization	—	21.4	(1)	21.4
Transaction costs	—	0.3	(2)	0.3
Interest expense	18.3	(0.4)	(3)	17.9
Interest income	(0.4)	0.4	(3)	—
Statement of Operations - For the Three Months Ended March 31, 2015
Cost of services	$14.9	$(14.9)	(1)	$—
Property operating expenses	—	9.2	(1)	9.2
General and administrative	1.0	(0.1)	(2)	0.9
Depreciation and amortization	—	5.7	(1)	5.7
Transaction costs	—	0.1	(2)	0.1
Interest expense	4.6	(0.1)	(3)	4.5
Interest income	(0.1)	0.1	(3)	—

Reclassification and classification of the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2015:

(1)         Represents disaggregation and reclassification of “Net investment in real estate” of $181.0 million into “Buildings and improvements” of $112.0 million, “Equipment” of $119.7 million, “Construction in progress” of $38.2 million and “Accumulated depreciation” of $88.9 million.

(2)         Represents reclassification of “Rent and other receivables, net of allowance for doubtful accounts” of $0.3 million to “Due from affiliates” and reclassification of “Note receivable” of $0.3 million to “Rent and other receivables, net of allowance for doubtful accounts.”

(3)         Represents reclassification of “Prepaid expenses” of $1.6 million, “Deferred costs” of $0.8 million, “Long-term portion of other assets” of $1.9 million, “Long-term portion of note receivable” of $2.4 million, “Rental security deposits” of $7.5 million and “Long-term portion of deferred costs” of $1.7 million to “Other assets” of $15.9 million.

(4)         Represents reclassification of “Accrued expenses” of $3.8 million, “Accrued fixed assets” of $0.6 million and “Long-term portion of accrued expenses” of $1.4 million to “Accounts payable and accrued expenses” of $5.8 million.

(5)         Represents reclassification of “Note payable” of $5.5 million to “Long-term debt.”

(6)         Represents reclassification of “Deemed landlord financing” of $2.4 million to “Other financing arrangements.”

(7)         Represents reclassification of “Long-term portion of deferred revenue” of $0.7 million to “Deferred revenue.”

(8)         Represents reclassification of “Long-term portion of capital leases” of $0.9 million to “Capital lease obligations.”

Reclassification and classification of the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2014:

(1)         Represents reclassification of “Cost of services” of $29.2 million to “Property operating expenses” and $21.4 million to “Depreciation and amortization.”

(2)         Represents reclassification of “General and administrative” of $0.3 million to “Transaction costs.”

(3)         Represents reclassification of “Interest income” of $0.4 million to “Interest expense.”

Reclassification and classification of the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2015:

(1)         Represents disaggregation and reclassification of “Cost of services” of $9.2 million to “Property operating expenses” and $5.7 million to “Depreciation and amortization.”

(2)         Represents reclassification of “General and administrative” of $0.1 million to “Transaction costs.”

(3)         Represents reclassification of “Interest income” of $0.1 million to “Interest expense.”

4.              Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The Unaudited Pro Forma Condensed Combined Statement of Operations reflect the effect of the following pro forma adjustments:

(a)         Adjustment to reflect a decrease in cash and cash equivalents of $20.4 million according to the following sources and uses:

Sources of funds:
Borrowings under senior unsecured credit facility(1)	390.2
Cash on hand	20.4
Total sources of funds	$410.6
Uses of funds:
Cash paid to sellers at closing	$397.4
Accordion deferred financing	3.2
Transaction costs	10.0
Total uses of funds	$410.6

(1) This adjustment reflects the assumption that, to consummate the Merger, CyrusOne LP will borrow $150.0 million under its senior unsecured term loan, which will bear interest at LIBOR plus 1.90% (estimated to be 2.17%) and an additional $240.2 million of debt under its senior unsecured revolving credit facility, which will bear interest at LIBOR plus 1.95% (estimated to be 2.22%).

(b)         Adjustment to reflect the excess of purchase price over the estimated fair value of the net assets acquired.  Under the acquisition method of accounting, the total estimated purchase price is allocated to Cervalis’ net tangible and intangible assets based on their estimated fair values at the date of the completion of the Merger. Below is a preliminary estimate of the purchase consideration for Cervalis and the adjustments to Cervalis’ book values to reflect the allocation of that purchase consideration to acquired identifiable assets and assumed liabilities.

Preliminary purchase consideration		400.00
Working capital adjustment		(0.80)
Other purchase price adjustments		(1.80)
Adjusted preliminary purchase consideration		397.40
Historical book value of net assets acquired
Book value of Cervalis’s historical net assets acquired as of March 31, 2015	(78.70)
Paydown of Cervalis historical debt	168.20
Adjusted value of net assets acquired		89.50
Excess purchase price over book value of net assets acquired		307.90
Adjustments to reflect preliminary fair value of net assets acquired
Write off of Cervalis deferred costs in “Other assets”	(4.50)
Adjustment of investment in real estate gross amounts to fair value
Buildings and improvements		(52.9)
Equipment		(19.1)
Construction in progress		(2.0)
Remove accumulated depreciation	88.9
Intangible assets acquired	121.6
Reduction to deferred revenue	1.30
Increase in fair value of financing obligation	(15.50)
Preliminary fair value adjustments		120.5
Estimated goodwill		190.1
Pro forma goodwill adjustment		190.1

Upon closing, the purchase consideration will be adjusted for working capital levels and other adjustments as stipulated in the Merger Agreement.

Upon completion of the fair value assessment, the final purchase price allocation may differ from the preliminary assessment provided above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and the residual amounts will be allocated as an increase or decrease to goodwill. The goodwill recorded is due primarily to the synergies expected to be realized between the two companies and the assembled workforce acquired in connection with the Merger.

Investment in real estate acquired consists of building and improvements with an estimated fair value of $59.1 million, equipment with an estimated fair value of $100.6 million and construction in process with an estimated fair value of $36.2 million. Investment in real estate is expected to be amortized on a straight-line basis over estimated useful lives of 2 - 48 years.

The components of investment in real estate have been valued using a combination of the income approach, the market approach and the cost approach, which is based on current replacement and/or reproduction cost of the asset as new, less depreciation attributable to physical, functional and economic factors.

The fair value of intangible assets acquired of $121.6 million consist of customer relationships (including the value of in-place customer contracts) with an estimated fair value of $119.3 million and the Cervalis tradename with an estimated fair value of $2.3 million. The customer relationship intangible assets are expected to be amortized on a straight-line basis over an estimated useful life of 15 years, while the Cervalis tradename is expected to have an indefinite useful life.

The fair value of intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participants’ expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the valuations include the estimated annual net cash flows for each indefinite lived or definite lived intangible asset (including net revenues, operating expenses, selling and marketing costs and working capital asset/contributory asset charges), the appropriate discount rate that appropriately reflects the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends as well as other factors.

(c)          Adjustments related to long-term debt are as follows:

Long Term Debt
Borrowings under senior unsecured credit facility	$390.2
Paydown of Cervalis historical debt	(168.2)
Net change in long term debt	$222.0

Deferred financing costs of $0.9 million relating to Cervalis debt that will be paid off in connection with the Merger have been eliminated from other assets, with a corresponding decrease to accumulated deficit. No adjustment has been made to the Unaudited Pro Forma Condensed Combined Statements of Operations for these costs as they are non-recurring.

(d)         Adjustment eliminates Cervalis accumulated deficit of $78.7 million, net of $6.0 million of the Company’s transaction costs.

(e)          Adjustment reflects the noncontrolling interest portion of the Company’s transaction costs of $4.0 million.

5.              Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

The Unaudited Pro Forma Condensed Combined Statements of Operations reflect the effect of the following pro forma adjustments:

(a)         Cervalis revenue includes the amortization of deferred set up fees.  Those deferred set up fees are written off in acquisition accounting, and this adjustment removes the impact of the amortization of those fees, resulting in a decrease in revenue of $1.1 million and $0.2 million for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively.  In addition, certain Cervalis contracts have pricing that increases each year; revenue under those contracts is recognized on a straight-line basis over the contract period.  Upon the application of acquisition accounting, the amount of revenue recognized on a straight-line basis under these contracts would have been higher by $0.2 million and $0.1 million for the year ended December 31, 2014 and for the three months ended March 31, 2015, respectively.

(b)         Adjustment reflects a decrease to depreciation and amortization expense of $7.7 million and $2.1 million for the year ended December 31, 2014 and three months ended March 31, 2015, respectively, as a result of fair value accounting for investment in real estate and other fixed assets acquired and an increase to depreciation and amortization expense of $8.0 million and $2.0 million for the year ended December 31, 2014 and three months ended March 31, 2015, respectively, as a result of fair value accounting for definite-lived intangible assets acquired. For the year ended December 31, 2014, total real estate depreciation expense for Cervalis would have been $11.7 million and non-real estate depreciation expense would have been $1.7 million. For the three months ended March 31, 2015, real estate depreciation expense for Cervalis would have been $3.2 million and non-real estate depreciation expense would have been $0.4 million.

(c)          Adjustment reflects the decrease of depreciation expense of $0.3 million and nil for the year ended December 31, 2014 and three months ended March 31, 2015, respectively, to estimate the impact of capitalizing Cervalis’ internal commissions and amortizing them over the contract period to conform with the Company’s policy for internal commissions.

(d)         Adjustment reflects the assumption that, to consummate the Merger, CyrusOne LP will borrow $150 million under its senior unsecured term loan, which will bear interest at LIBOR plus 1.90% (estimated to be 7.17%), and an additional $239.6 million of debt under its senior unsecured revolving credit facility, which will bear interest at LIBOR plus 1.95% (estimated to be 2.22%).  This adjustment reflects the increase in interest expense associated with this additional debt of $9.5 million and $2.4 million for the year ended December 31, 2014 and three months ended March 31, 2015, respectively. A hypothetical 0.125% increase or decrease in the expected weighted average interest rate would increase or decrease interest expense associated with this financing by $0.5 million annually and $0.1 million for a three month period.

(e)          Adjustment reflects the reduction of interest expense of $3.0 million and $0.8 million for the year ended December 31, 2014 and three months ended March 31, 2015, respectively, as a result of acquisition accounting for assumed capital leases and financing obligations of Cervalis and a reduction of interest expense of $11.9 million and $3.0 million for the year ended December 31, 2014 and three months ended March 31, 2015, respectively, due to the settlement of Cervalis debt in connection with the Merger.

(f)           Adjustment reflects the income tax effect for Unaudited Pro Forma Condensed Combined Statement of Operations adjustments using a 43% statutory tax rate applied to Cervalis managed services revenue. The statutory tax rate was determined using a 35% federal tax rate and a blended average state tax rate of 8% based on the jurisdictions in which Cervalis is located.

(g)          Adjustment reflects the noncontrolling interest portion of Unaudited Pro Forma Condensed Combined Statement of Operations adjustments.